                                                                    EXHIBIT 12.1



                      TRINET CORPORATE REALTY TRUST, INC.
                    RATIOS OF EARNINGS TO FIXED CHARGES AND
                    EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS


                                              9 Months  12 Months  12 Months  12 Months  12 Months  12 Months
                                               Ended      Ended      Ended      Ended      Ended      Ended
                                               9/30/97   12/31/96   12/31/95   12/31/94   12/31/93   12/31/92
                                              --------  ---------  ---------  ---------  ---------  ---------
Net income before extraordinary
 charges and gains on sale of real estate     $ 37,311  $  24,835  $  20,234  $  15,912  $   6,767  $     829

Plus:  Fixed charges
 Interest expenses*                             18,619     20,768     17,329      6,726      2,883      2,082
 Finance expenses - related party                                                            1,326      2,793
 Interest expenses - related party                                                             433        933
 Amortization of debt expense*                              2,837      3,595      2,941      1,132        713
                                              ---------------------------------------------------------------

Total fixed charges                           $ 18,619  $  23,605  $  20,924  $   9,667  $   5,774  $   6,521
                                              ---------------------------------------------------------------

Adjusted earnings                        (3)  $ 55,930  $  48,440  $  41,158  $  25,579  $  12,541  $   7,350

Total fixed charges                      (2)  $ 18,619  $  23,605  $  20,924  $   9,667  $   5,774  $   6,521

Preferred dividends                      (1)  $  5,758  $   3,646

Ratio of Earnings to Fixed charges
 (3 DIVIDED BY 2)                                 3.00       2.05       1.97       2.65       2.17       1.12
                                              ========  =========  =========  =========  =========  =========

Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends
  (3 DIVIDED BY (1+2))                            2.29       1.78        N/A        N/A        N/A        N/A
                                              ========  =========  =========  =========  =========  =========

* As of January 1, 1997, amortization of debt expense is included in interest expense.